Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Third Quarter 2013

LOS ANGELES, CA (November 7, 2013) – Rentech, Inc. (NASDAQ: RTK) today announced its results for the three and nine months ended September 30, 2013. Rentech owns and operates wood fibre processing and nitrogen fertilizer businesses. Rentech also owns technologies designed to produce certified synthetic fuels and renewable power, when integrated with third-party technologies, that it is seeking to license or sell.

Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including its wood fibre processing business and Rentech Nitrogen Partners, L.P. (Rentech Nitrogen). The results of the wood fibre processing business are reported as two operating segments: Fulghum Fibres (wood chipping) and wood pellets. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing subsidiary of Rentech, which includes two operating segments: the East Dubuque Facility and the Pasadena Facility. Results of the energy technologies business are reported in a separate segment.

D. Hunt Ramsbottom, President and CEO of Rentech, said, “We are extremely pleased with the performance in our wood fibre processing business, as Fulghum Fibres generated solid gross margin of 19% and progress continues to be made on our two wood pellet production facilities. Fulghum remains on track to generate annualized revenues and EBITDA of $95 million and $20 million, respectively. Construction of the Atikokan and Wawa pellet facilities in Eastern Ontario commenced in August, and we remain on schedule to meet our pellet delivery obligations to OPG and Drax next year.”

Mr. Ramsbottom continued, “The nitrogen fertilizer business reported cash distributions that were in line with our expectations reflected in our guidance of August 8. Although prices for our products, and all nitrogen products, have declined significantly from earlier in the year, we expect the nitrogen market to improve during the fourth quarter as we believe buyers are deferring additional purchases until this year’s late harvest is completed. This could lead to improved pricing and volumes as we move into fall and spring application periods.” Mr. Ramsbottom added, “The turnaround at the East Dubuque Facility was completed safely and on time. We’re now in the commissioning phase of our ammonia production and storage capacity expansion project at the facility. We expect to commence the ammonium sulfate expansion and reliability enhancement projects at our Pasadena Facility next month. The additional volume from these expansion projects should position us well in 2014.”

Financial Highlights

Three months ended September 30, 2013

Consolidated revenues for the three months ended September 30, 2013 increased by $55.6 million to $115.8 million compared to the prior-year period, comprised of:

•	$22.4 million from Fulghum Fibres; and

•	An increase of $33.2 million from the nitrogen products manufacturing subsidiary, which reflected $42.7 million of revenues from the Pasadena Facility, partially offset by a 16% decline in revenues from the East Dubuque Facility.

Gross profit for the three months ended September 30, 2013 was $21.2 million, a decrease of $13.8 million compared to the prior-year period, and which included the following:

•	19% gross margin at Fulghum Fibres; and

•	A decline in gross margin at the nitrogen products manufacturing subsidiary to 18% from 58% in the prior-year period, primarily due to the acquisition of the Pasadena Facility, which typically realizes lower gross margin than the East Dubuque Facility. Gross margin at the Pasadena Facility was negative, reflecting write-downs of inventory, during the period.

Operating loss for the three months ended September 30, 2013 was $20.2 million, compared to operating income of $16.6 million in the prior-year period, comprised of the following:

•	Contribution of $1.8 million from Fulghum Fibres, which included $3.4 million of depreciation and amortization expense;

•	Operating loss of $2.4 million from the wood pellets segment, which reflected selling, general and administrative (SG&A) costs associated with developing the business, and non-capitalized costs associated with early work on acquiring and converting the wood fibre mills at Atikokan and Wawa for pellet production;

•	Operating loss of $18.3 million from the nitrogen products manufacturing subsidiary, which reflected a loss on goodwill impairment of $30.0 million for the Pasadena Facility;

•	Operating income of $4.5 million from energy technologies, which reflected a gain on sale of the Natchez site of $6.3 million, partially offset by costs associated with decommissioning the Product Demonstration Unit (PDU); taxes, insurance, security and other administrative costs of the Company’s energy technology facilities and sites; protecting patents; and efforts to sell and seek partners for its energy technologies and related assets; and

•	Corporate and unallocated expenses recorded as operating expenses of $5.9 million, which included $0.7 million in transaction costs related to the acquisition of Fulghum Fibres.

Consolidated Adjusted EBITDA for the three months ended September 30, 2013 was $11.5 million, a decline of $9.4 million compared to the prior-year period, which included the following:

•	Contribution of $5.2 million from Fulghum Fibres; and

•	$16.1 million of Adjusted EBITDA from the nitrogen products manufacturing subsidiary.

Net loss for the three months ended September 30, 2013 was $14.6 million or ($0.06) per basic share. Excluding the loss on goodwill impairment, gain on fair value adjustment to earn-out consideration, gain on sale of the Natchez property, and an income tax benefit, net income allocated to common shareholders for the current period was $7.6 million or $0.03 per basic share. A reconciliation of net income exclusive of these items is provided below. This compares to net income of $4.3 million or $0.02 per basic share for the same period last year.

Fulghum Fibres

Fulghum Fibres generated revenues of $22.4 million for the three months ended September 30, 2013. Gross profit was $4.3 million for the period. SG&A and interest expenses for the period were $1.3 million and $0.7 million, respectively.

Wood Pellets

The wood pellets segment incurred SG&A expenses of $2.4 million for the three months ended September 30, 2013, which included acquisition-related and development costs associated with the Company’s two previously announced pellet projects in Eastern Canada, as well as other costs for the development of the Company’s wood pellet business.

Nitrogen Products Manufacturing

The nitrogen products manufacturing business generated revenues of $93.3 million, compared to $60.1 million for the comparable period in the prior year. Revenues increased due to the contribution of $42.7 million from the Pasadena Facility, partially offset by a 16% decline in revenues from the East Dubuque Facility. Product prices in the current period were lower than in the prior year, having been negatively affected by a delayed spring application season and significantly higher urea exports from China offered at competitive prices. Lower ammonia volumes in the third quarter were partly a consequence of holding a portion of inventory to meet the expected increase in demand for the fall 2013 application season, as production was restricted due to the October turnaround of the East Dubuque Facility. Deliveries of UAN were higher than expected, shifting revenue from the fourth quarter to the current period.

During the three months ended September 30, 2013, Rentech Nitrogen generated an operating loss of $18.3 million, compared to $29.2 million of operating income during the comparable period in the prior year. The primary cause of the operating loss in the current period was a loss of $30.0 million due to the impairment of goodwill related to the Pasadena Facility. The operating loss was also increased by lower gross profits at the East Dubuque Facility, negative gross margin at the Pasadena Facility that reflected a write-down of product inventories, and the addition of SG&A expenses and depreciation and amortization expenses for the Pasadena Facility.

Adjusted EBITDA for the three months ended September 30, 2013 was $16.1 million, compared to $32.9 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses totaled $18.0 million for the current period. The East Dubuque Facility and the Pasadena Facility reported $25.8 million and ($7.8) million in EBITDA, respectively, during the three months ended September 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margin for the three months ended September 30, 2013 was 18%, compared to 58% for the same period last year. Gross margin at the East Dubuque Facility was 50% for the current period, compared to 58% for the prior-year period, due to lower product prices and higher natural gas prices, partially offset by lower depreciation expense. Gross loss margin at the Pasadena Facility was 19% for the current period, which reflected inventory write-downs and lower margins on sales of products that were produced from higher-cost raw materials purchased earlier in the year. During the quarter, the Partnership incurred a write-down of ammonium sulfate inventories of approximately $5.0 million because the costs of raw materials purchased in prior months and reflected in inventory were higher than current and projected market prices. Gross loss margin excluding the inventory write-down at the Pasadena Facility was 8%, while gross margin at Rentech Nitrogen excluding the inventory write-down was 23%.

SG&A expenses were $4.1 million for the three months ended September 30, 2013, compared to $5.5 million for the prior-year period. The decrease was primarily due to a $2.0 million decline in Partnership level expenses for business development and unit-based compensation, and lower fees for professional services and unused credit facility fees at the East Dubuque Facility, partially offset by the addition of $1.2 million of SG&A expenses from the Pasadena Facility.

Due to a reduced outlook for profitability at the Pasadena Facility compared to projections made when the Partnership acquired Agrifos, Rentech Nitrogen performed an impairment test for goodwill and determined that the carrying amount of the reporting unit exceeded its fair value. As a result, the Partnership recorded a loss due to goodwill impairment of $30.0 million at its Pasadena Facility during the period. The $30.0 million charge is the Partnership’s best estimate of the probable loss and is subject to further adjustments as the goodwill impairment analysis is finalized at fiscal year-end.

Interest expense was $4.0 million for the three months ended September 30, 2013, compared to $0 for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and to fund expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $0.3 million for the three months ended September 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The reduction in fair value was primarily due to lower results in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China, suppressing product prices, and reduced expectations for profits from the Pasadena Facility.

Energy Technologies

The energy technologies segment includes SG&A (including costs formerly booked as research and development (R&D) expenses) related to the Company’s technologies that are designed to convert carbon-bearing solids or gases into hydrocarbons and electric power. The segment incurred SG&A expenses of $1.8 million during the current period, compared to $0.7 million for the prior-year period. SG&A expenses increased primarily due to the inclusion of $1.1 million of costs for activities that were previously reported as R&D expenses. These former research and development expenses include costs in support of de-commissioning the PDU, costs associated with efforts to sell and obtain partners for the PDU and the Company’s energy technologies, patent protection expenses, taxes, insurance costs, security and other administrative costs of energy technology facilities and sites. R&D expenses for the energy technologies segment were zero for the three months ended September 30, 2013, since all R&D activity ceased in the first quarter of 2013. R&D expenses for the prior-year period were $5.6 million, which were entirely related to the Company’s alternative energy technologies. During the three months ended September 30, 2013, the segment sold the Natchez site for proceeds of $8.6 million and realized gains of $6.3 million.

Nine months ended September 30, 2013

Consolidated revenues for the nine months ended September 30, 2013 increased by $126.1 million to $295.6 million compared to the prior-year period, comprised of:

•	$38.5 million from Fulghum Fibres; and

•	An increase of $87.6 million from the nitrogen products manufacturing subsidiary, which reflected $110.0 million of revenues from the Pasadena Facility, partially offset by a 13% decline in revenues from the East Dubuque Facility.

Gross profit for the nine months ended September 30, 2013 was $86.3 million, a decrease of $17.0 million compared to the prior-year period, and which included the following:

•	18% gross profit margin at Fulghum Fibres; and

•	A decline in gross margin at the nitrogen products manufacturing subsidiary to 31% from 61% in the prior-year period, primarily due to the acquisition of the Pasadena Facility, which typically realizes lower gross margin than the East Dubuque Facility. Gross margin at the Pasadena Facility was negative during the period.

Operating income for the nine months ended September 30, 2013 was $6.9 million, a decline of $45.7 million compared to the prior-year period, comprised of the following:

•	Contribution of $2.7 million from Fulghum Fibres, which included $5.7 million of depreciation and amortization expense;

•	Operating loss of $4.2 million from the wood pellets segment, which reflected SG&A costs associated with developing the business and non-capitalized costs associated with early work on acquiring and converting the wood fibre mills at Atikokan and Wawa;

•	Contribution of $32.7 million from the nitrogen products manufacturing subsidiary, which included a loss on goodwill impairment of $30.0 million for the Pasadena Facility;

•	Operating loss of $5.0 million from energy technologies, which reflected costs associated with R&D, decommissioning the PDU; taxes, insurance, security and other administrative costs of the Company’s energy technology facilities and sites; protecting patents; efforts to sell and seek partners for its energy technologies and related assets; partially offset by a $6.3 million gain on the sale of the Natchez site; and

•	Corporate and unallocated expenses recorded as operating expenses of $19.2 million, which included $1.8 million in transaction costs for the acquisition of Fulghum Fibres.

Consolidated Adjusted EBITDA for the nine months ended September 30, 2013 was $49.3 million, compared to $63.8 million for the prior-year period, which included the following:

•	Contribution of $8.3 million from Fulghum Fibres; and

•	$75.1 million of Adjusted EBITDA from the nitrogen products manufacturing subsidiary.

For the nine months ended September 30, 2013, the Company recorded a net income tax benefit of approximately $26.7 million which is comprised of an income tax benefit for Rentech of approximately $27.1 million and an income tax expense for Rentech Nitrogen of approximately $0.4 million. The income tax benefit for Rentech was due to the release of a valuation allowance of $27.2 million that had been recorded against Rentech’s net operating loss carryforwards. The release of the valuation allowance resulted from the recording of deferred tax liabilities related to the Fulghum Fibres acquisition.

Net income for the nine months ended September 30, 2013 was $13.0 million or $0.06 per basic share. Excluding loss on goodwill impairment, loss on debt extinguishment, the gain on fair value adjustment to earn-out consideration, the gain on sale of the Natchez property, and the income tax benefit, net income allocated to common shareholders for the current period was $10.5 million or $0.05 per basic share. This compares to net income of $10.5 million or $0.05 per basic share for the same period last year.

Fulghum Fibres

Fulghum Fibres generated revenues of $38.5 million from May 1, 2013 through September 30, 2013. Gross profit was $6.7 million for the period. SG&A and interest expenses for the period were $2.1 million and $1.3 million, respectively.

Wood Pellets

The wood pellets segment incurred SG&A expenses of $4.2 million for the nine months ended September 30, 2013, which included acquisition-related and development costs associated with the Company’s two previously announced pellet projects in Eastern Canada as well as other costs for the development of the Company’s wood fibre processing business.

Nitrogen Products Manufacturing

The nitrogen products manufacturing business generated revenues of $256.8 million, compared to $169.2 million for the comparable period in the prior year. Revenues increased due to the contribution of $110.0 million of revenues from the Pasadena Facility, partially offset by a 13% decline in revenues from the East Dubuque Facility. Results in the current period were significantly impacted by unfavorable weather. In the spring of this year, product deliveries from both facilities were reduced and delayed by wet weather which caused a delayed and abbreviated planting season and lower product demand and prices. Significant increases in exports of urea from China also contributed to the downward pressure on nitrogen pricing. Furthermore, in anticipation of lower production due to the October turnaround of the East Dubuque Facility, a portion of ammonia inventory was held to meet the expected increase in demand for the fall 2013 application season. These effects were partially offset by higher deliveries of UAN in the third quarter of 2013, shifting expected revenue from the fourth quarter to the current period.

During the nine months ended September 30, 2013, Rentech Nitrogen generated operating income of $32.7 million compared to $90.3 million during the comparable period in the prior year. Operating income in the current period was reduced by lower gross profits at the East Dubuque Facility, negative gross margin that reflected write-downs of product inventories and loss on goodwill impairment at the Pasadena Facility, and the addition of SG&A expenses and depreciation and amortization expenses for the Pasadena Facility.

Adjusted EBITDA for the nine months ended September 30, 2013 was $75.1 million, compared to $99.7 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses, totaled $81.6 million for the current period. The East Dubuque Facility and the Pasadena Facility reported $84.2 million and ($2.6) million in Adjusted EBITDA, respectively, during the nine months ended September 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margin for the nine months ended September 30, 2013 was 31%, compared to 61% for the same period last year. Gross margin at the East Dubuque Facility was 55% for the current period, compared to 61% for the prior-year period, primarily due to lower ammonia sales volume and prices, and higher natural gas costs, partially offset by lower depreciation expense. Gross loss margin at the Pasadena Facility was 2% for the current period, which reflected inventory write-downs and sales of products that were produced from higher-cost raw materials. During the nine months ended September 30, 2013, the Partnership incurred write-downs of sulfur and sulfuric acid inventories of approximately $0.5 million, and of ammonium sulfate inventories of approximately $6.8 million due to lower market prices. Gross margin excluding the inventory write-down at the Pasadena Facility was 5%, while gross margin at Rentech Nitrogen excluding the inventory write-down was 34%.

SG&A expenses were $13.7 million for the nine months ended September 30, 2013, compared to $12.0 million for the prior-year period. The increase was primarily due to the addition of $3.8 million of SG&A expenses from the Pasadena Facility, partially offset by a $1.0 million decrease in Partnership level expenses and a $1.1 million decline in expenses at the East Dubuque Facility primarily due to lower unused credit facility fees and legal expenses.

Due to a reduced outlook for profitability at the Pasadena Facility compared to projections made when the Partnership acquired Agrifos, Rentech Nitrogen performed an impairment test for goodwill and determined that the carrying amount of the reporting unit exceeded its fair value. As a result, the Partnership recorded a loss due to goodwill impairment of $30.0 million at its Pasadena Facility during the period. The $30.0 million charge is the Partnership’s best estimate of the probable loss and is subject to further adjustments as the goodwill impairment analysis is finalized at fiscal year-end.

Interest expense was $9.7 million for the nine months ended September 30, 2013, compared to $0.2 million for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $4.9 million for the nine months ended September 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The reduction in fair value was primarily due to lower results in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China, suppressing product prices, and reduced expectations for profits from the Pasadena Facility.

Energy Technologies

The segment incurred SG&A expenses of $5.5 million during the current period, compared to $3.3 million for the prior-year period. SG&A expenses increased primarily due to the inclusion of $3.1 million in costs for activities that were previously reported as R&D expenses, partially offset by a decrease in project development costs of approximately $0.9 million. These former R&D expenses included costs in support of de-commissioning the PDU, costs associated with efforts to sell and obtain partners for the PDU and the Company’s energy technologies, patent protection expenses, taxes, insurance costs, security and other administrative costs of energy technology facilities and sites. R&D expenses for the energy technologies segment were $5.7 million for the nine months ended September 30, 2013, all of which were incurred in the first three months of the year. R&D expenses for the prior-year period were $14.7 million. During the nine months ended September 30, 2013, the segment sold the Natchez site for proceeds of $8.6 million and realized gains of $6.3 million.

Wood Fibre Processing Business Update

Update on Pellet Projects

At the inception of the projects in 2012, Rentech retained two affiliated firms, AgriRecycle and EAD, who together have 27 years of experience designing and building 11 pellet plants, to perform engineering and project design. After the joint venture (JV) with Graanul Invest (Graanul) was formed in May of this year, Graanul reviewed the engineering and project plans. Rentech and Graanul then jointly decided that AgriRecycle and EAD would continue their work, while the resources of the JV and Graanul would be focused on other projects under development. Since Graanul would not be providing EPC services, the Wawa and Atikokan projects would not be financed and owned by the JV. Rentech will continue to own the projects outright and be responsible for construction. The Rentech team includes the former plant manager, wood yard manager, and manager of capital projects at the Wawa facility, all of whom worked at the plant when it was operated by Weyerhaeuser as an OSB mill processing nearly 750,000 green metric tons of logs annually.

Rentech began construction of the Atikokan and Wawa wood pellet facilities in August and remains on schedule to begin producing wood pellets from these facilities in 2014. Demolition work at the sites has been completed within budget. Rentech has placed orders or received bids for all major equipment, with costs consistent with the budget. The Company has decided to increase capital costs at the Wawa facility, by installing two electric 170 foot radial log cranes, to be purchased from Fulghum Industries, rather than using diesel-powered mobile equipment to manage the wood yard, offloading and feeding. It is expected that the project cost will increase by approximately $8 million due to this decision. Cranes are typically more reliable, safer, reduce emissions, and are significantly less expensive to operate for large capacity facilities such as the Wawa plant. The use of these cranes should result in annual operating cost savings of at least $1 million, with an expected useful life of 20 years or more.

The design of the facilities has been further modified to add capacity, which will increase capital costs. The expected production of the Wawa plant has increased to approximately 450,000 tonnes. The Wawa plant is now expected to supply the entire 400,000 tonnes of annual pellet deliveries to Drax, with 50,000 tonnes available for sale to Drax or other customers. The production of the Atikokan facility is now expected to be approximately 100,000 tonnes, which will fulfill the existing contract with OPG for 45,000 tonnes, with the remaining 55,000 tonnes available for sale to OPG or other customers. When the increased output anticipated from the design changes and the operating efficiencies anticipated from the cranes are balanced against higher capital costs, the expected return profile of the projects remains unchanged, with stabilized annual EBITDA now projected in the range of $17 to $20 million. The projected EBITDA is based on estimated operating income in the range of $8 to $11 million. Further explanation of EBITDA, a non-GAAP financial measure, has been included below in this press release.

Rentech entered the wood fibre processing business to create value by investing in high return projects with stable cash flows and long-term contracts, diversifying the Company’s exposure to commodity fluctuations in the nitrogen business. The Company is pursuing specific opportunities in both wood chipping and pellet operations that could lead to substantial growth. Some of the opportunities depend on the consummation of transactions, the success and timing of which are unpredictable. Rentech believes that an IPO of the fibre business as an MLP is possible, depending on market conditions, and could best be accomplished at a scale somewhat larger than that of the Wawa and Atikokan projects combined with Fulghum Fibres. If the wood fibre processing business is able to achieve a larger scale through development and transactions, Rentech believes that it could accomplish an IPO in approximately 2 years or less.

Revolving Loan Facility

In September 2013, Rentech, Inc. entered into a $100 million revolving loan facility. Proceeds from the facility are intended to be used to fund growth in Rentech’s wood fibre processing business. The facility is collateralized by a portion of the units of Rentech Nitrogen Partners, L.P. owned by a subsidiary of Rentech, Inc. The revolving loan facility has a maturity of three years and an interest rate on outstanding loan amounts of LIBOR plus 4.0% per annum. Rentech drew down $50 million of the facility upon closing of the transaction, with the remaining $50 million of capacity available for future borrowings, so long as certain conditions are satisfied at the time of borrowing. The facility is secured by 15.4 million of the 23.25 million common units of Rentech Nitrogen currently owned by Rentech as initial collateral. Under certain circumstances, up to 19.4 million units may be pledged as collateral. Depending on the market price of the units, among other things, Rentech may be restricted from borrowing the full $100 million maximum amount. Rentech will continue to receive all cash distributions paid on the common units and retain the right to sell units not held as collateral as long as certain conditions outlined in the loan facility are met. Rentech, Inc. is the guarantor of the revolving loan facility.

2013 Outlook

Rentech

Rentech reiterated expectations for Fulghum Fibres for the full year 2013, of approximately $95 million of pro forma revenue and $20 million of pro forma EBITDA, of which Rentech would recognize eight months of results since the acquisition. For the twelve months ending December 31, 2013, Rentech reiterated its guidance of total cash operating expenses for Rentech, including Fulghum Fibres and excluding the nitrogen products manufacturing business, of approximately $34 million.

Rentech Nitrogen

In its press release dated November 7, 2013, Rentech Nitrogen indicated that cash available for distribution for the fourth quarter of 2013 could be as low as zero, and provided an updated outlook.

Based on Rentech Nitrogen’s current guidance, and assuming Rentech’s current ownership of 23.25 million units of Rentech Nitrogen, Rentech’s cash distributions could total approximately $38 million for 2013, assuming that the distribution related to fourth quarter results is zero.

Conference Call with Management

The Company will hold a conference call today, November 7, 2013, at 3:00 p.m. PST, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and the pass code 9069023#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PST on November 7 through 11:59 p.m. PST on November 17. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 9069023#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$115,762	$60,170	$295,582	$169,465
Cost of Sales	94,563	25,130	209,297	66,134

Gross Profit	21,199	35,040	86,285	103,331
Operating Expenses
Selling, general and administrative expense	15,195	12,058	44,363	33,832
Research and development	—	5,563	5,747	14,675
Depreciation and amortization	2,454	670	5,455	2,486
Loss on goodwill impairment	30,029	—	30,029	—
Other	(6,263)	145	(6,235)	(292)

Total Operating Expenses	41,415	18,436	79,359	50,701

Operating Income (Loss)	(20,216)	16,604	6,926	52,630
Other Income (Expense), Net
Interest expense	(4,753)	(828)	(11,020)	(5,288)
Loss on debt extinguishment	—	—	(6,001)	—
Gain on fair value adjustment to earn-out consideration	586	—	5,197	—
Other expense, net	(68)	(265)	(179)	(652)

Total Other Expenses, Net	(4,235)	(1,093)	(12,003)	(5,940)

Income (Loss) from Continuing Operations Before Income Taxes and Equity in Loss of Investee	(24,451)	15,511	(5,077)	46,690
Income tax (benefit) expense	(976)	68	(26,729)	1,243

Income (Loss) from Continuing Operations Before Equity in Loss of Investee	(23,475)	15,443	21,652	45,447
Equity in Loss of Investee	103	—	138	—

Income (Loss) from Continuing Operations	(23,578)	15,443	21,514	45,447
Income from discontinued operations, net of tax	—	134	—	134

Net Income (Loss)	(23,578)	15,577	21,514	45,581
Net (income) loss attributable to noncontrolling interests	8,985	(11,307)	(8,515)	(35,056)

Net Income (Loss) Attributable to Rentech Common Shareholders	$(14,593)	$4,270	$12,999	$10,525

Net Income (Loss) per Common Share Allocated to Rentech Common Shareholders:
Basic:
Continuing operations	$(0.06)	$0.02	$0.06	$0.05
Discontinued operations	0.00	0.00	0.00	0.00

Net Income (Loss)	$(0.06)	$0.02	$0.06	$0.05

Diluted:
Continuing operations	$(0.06)	$0.02	$0.05	$0.04
Discontinued operations	0.00	0.00	0.00	0.00

Net Income (Loss)	$(0.06)	$0.02	$0.05	$0.04

Weighted-Average Shares Used to Compute Net Income (Loss) per Common Share:
Basic	226,305	220,063	225,840	223,572

Diluted	226,305	229,815	232,171	232,773

Rentech, Inc.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
East Dubuque	$50,572	$60,112	$146,838	$169,228
Pasadena	42,707	—	109,961	—
Fulghum Fibres	22,378	—	38,483	—
Energy Technologies	105	58	300	237

Total Revenues	$115,762	$60,170	$295,582	$169,465

Gross Profit (Loss)
East Dubuque	$25,114	$35,035	$81,353	$103,253
Pasadena	(8,294)	—	(1,966)	—
Fulghum Fibres	4,324	—	6,749	—
Energy Technologies	55	5	149	78

Total Gross Profit	$21,199	$35,040	$86,285	$103,331

Selling, General and Administrative Expense
East Dubuque	$981	$1,661	$3,423	$4,480
Pasadena	1,227	—	3,811	—
Fulghum Fibres	1,250	—	2,109	—
Wood Pellets	2,350	518	4,233	839
Energy Technologies	1,782	738	5,544	3,252

Total Selling, General and Administrative Expense	$7,590	$2,917	$19,120	$8,571

Research and Development
Energy Technologies	$—	$5,563	$5,747	$14,675

Total Research and Development	$—	$5,563	$5,747	$14,675

Depreciation and Amortization
East Dubuque	$46	$90	$152	$726
Pasadena	972	—	2,722	—
Fulghum Fibres	1,266	—	1,984	—
Energy Technologies	18	389	122	1,168

Total Depreciation and Amortization Recorded in Operating Expenses	$2,302	$479	$4,980	$1,894

East Dubuque	$1,666	$3,589	$6,348	$8,730
Pasadena	1,702	—	3,159	—
Fulghum Fibres	2,150	—	3,707	—

Total Depreciation and Amortization Recorded in Cost of Sales	$5,518	$3,589	$13,214	$8,730

Total Depreciation and Amortization	$7,820	$4,068	$18,194	$10,624

Other Operating (Income) Expenses
East Dubuque	$28	$237	$36	$284
Pasadena	30,029	—	30,029	—
Fulghum Fibres	(4)	—	(1)	—
Wood Pellets	—	—	—	—
Energy Technologies	(6,287)	(93)	(6,270)	(577)

Total Other Operating (Income) Expenses	$23,766	$144	$23,794	$(293)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Income (Loss)
East Dubuque	$24,059	$33,047	$77,742	$97,763
Pasadena	(40,522)	—	(38,528)	—
Fulghum Fibres	1,812	—	2,657	—
Wood Pellets	(2,350)	(518)	(4,233)	(839)
Energy Technologies	4,542	(6,592)	(4,994)	(18,440)

Total Operating Income (Loss)	$(12,459)	$25,937	$32,644	$78,484

Interest Expense
East Dubuque	$—	$39	$—	$181
Pasadena	—	—	6	—
Fulghum Fibres	714	—	1,250	—
Energy Technologies	(4)	(1,582)	(3)	(1,582)

Total Interest Expense	$710	$(1,543)	$1,253	$(1,401)

Net Income (Loss)
East Dubuque	$24,069	$33,022	$77,383	$97,625
Pasadena	(40,765)	—	(38,915)	—
Fulghum Fibres	813	—	941	—
Wood Pellets	(2,058)	(518)	(3,941)	(839)
Energy Technologies	4,568	(5,010)	(4,903)	(16,854)

Total Net Income (Loss)	$(13,373)	$27,494	$30,565	$79,932

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss):
Segment net income (loss)	$(13,373)	$27,494	$30,565	$79,932
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(1,872)	(3,847)	(6,488)	(7,502)
Partnership and unallocated income (expenses) recorded as other expenses, net	309	—	(1,081)	232
Unallocated interest expense and loss on interest rate swaps	(3,996)	(327)	(9,726)	(907)
Income tax benefit	—	—	302	—
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(5,733)	(5,294)	(18,755)	(17,759)
Corporate and unallocated depreciation and amortization expense	(152)	(191)	(475)	(592)
Corporate and unallocated expenses recorded as other expense	7	47	(19)	(25)
Corporate and unallocated interest expenses	(47)	(2,370)	(47)	(6,688)
Corporate income tax benefit (expense)	1,279	(69)	27,238	(1,244)
Income from Discontinued Operations	—	134	—	134

Consolidated Net Income (Loss)	$(23,578)	$15,577	$21,514	$45,581

Rentech, Inc. and Subsidiaries

Selected Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2013	As of December 31, 2012
Consolidated Balance Sheet Data
Cash and Cash Equivalents	$180,418	$141,736
Working Capital	$148,715	$107,059
Construction in Progress	$119,615	$61,417
Total Assets	$734,082	$479,202
Total Debt	$426,675	$193,290
Total Rentech Stockholders’ Equity	$172,169	$157,987

	As of September 30, 2013	As of December 31, 2012
Cash and Cash Equivalents – Rentech Nitrogen Partners	$85,321	$55,799
Cash and Cash Equivalents Excluding Rentech Nitrogen Partners	95,097	85,937

Total Cash and Cash Equivalents	$180,418	$141,736

	As of September 30, 2013	As of December 31, 2012
Debt – Rentech Nitrogen Partners	$320,000	$193,290
Debt Excluding Rentech Nitrogen Partners	106,675	—

Total Debt	$426,675	$193,290

Disclosure Regarding Non-GAAP Financial Measures

Net income (loss) excluding loss on goodwill impairment, loss on debt extinguishment, gain on sale of Natchez, gain on fair value adjustment to earn-out contingent consideration and income tax benefit is included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

Consolidated Adjusted EBITDA for Rentech and Adjusted EBITDA for Rentech Nitrogen are defined as net income (loss) plus, as applicable, interest expense and other financing costs, loss on goodwill impairment, loss on debt extinguishment, loss on interest rate swaps, income tax expense (benefit), depreciation and amortization, net of gain in fair value adjustment to earn-out consideration, and gain on sale of Natchez. Adjusted EBITDA for Fulghum Fibres is defined as net income (loss) plus net interest expense, depreciation and amortization and other adjustments. The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of Rentech’s costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to Rentech’s presentation of those measures, since each company may define these terms differently.

The table below reconciles net income attributable to Rentech excluding loss on goodwill impairment, loss on debt extinguishment, gain on sale of Natchez, gain on fair value adjustment to earn-out contingent consideration and income tax benefit to net income (loss) attributable to Rentech for the three and nine months ended September 30, 2013 (stated in thousands, except per share data).

	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2013
Net Income (Loss) Attributable to Rentech Common Shareholders	$(14,593)	$12,999
Less: Income Attributable to Unvested Restricted Stock	—	348

Net Income (Loss) Attributable to Common Shareholders	$(14,593)	$12,651

Loss on Goodwill Impairment	$30,029	$30,029
Loss on Debt Extinguishment	—	6,001
Gain on Sale of Natchez	(6,275)	(6,275)
Gain on Fair Value Adjustment to Earn-out Consideration	(586)	(5,197)
Income Tax Benefit	(976)	(26,729)

Net Income Attributable to Common Shareholders Excluding Loss on Goodwill Impairment, Loss on Debt Extinguishment, Gain on Sale of Natchez and Gain on Fair Value Adjustment to Earn-out Consideration	$7,599	$10,480

Net Income (Loss) per Share Attributable to Rentech Common Shareholders	$(0.06)	$0.06
Loss per Share on Goodwill Impairment	0.13	0.13
Loss per Share on Debt Extinguishment	—	0.03
Gain per Share on Sale of Natchez	(0.03)	(0.02)
Gain per Share on Fair Value Adjustment to Earn-out Consideration	—	(0.02)
Income Tax Benefit per Share	—	(0.12)

Net Income per Share Attributable to Rentech Common Shareholders Excluding Loss on Goodwill Impairment, Loss on Debt Extinguishment, Gain on Sale of Natchez and Gain on Fair Value Adjustment to Earn- out Consideration	$0.03	$0.05

Weighted-Average Common Shares Outstanding	226,305	225,840

The table below reconciles Rentech’s consolidated Adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2013 (stated in thousands)

	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2013
Net Income (Loss)	$(23,578)	$21,514
Add:
Interest Expense	4,753	11,020
Income Tax Benefit	(976)	(26,729)
Depreciation and Amortization	7,972	18,669
Loss on Goodwill Impairment	30,029	30,029
Loss on Debt Extinguishment	—	6,001
Gain on Sale of Natchez	(6,275)	(6,275)
Gain on Fair Value Adjustment to Earn-out Consideration	(586)	(5,197)
Other	171	317

Adjusted EBITDA	$11,510	$49,349

The table below reconciles Fulghum Fibres’ Adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2013 (stated in thousands)

	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2013
Net Income (Loss)	$(23,578)	$21,514
Less: Non-Fulghum (Income) Loss	24,391	(20,573)

Fulghum Net Income	813	941
Add Fulghum Items:
Net Interest Expense	692	1,226
Depreciation and Amortization	3,416	5,691
Other	307	490

Fulghum’s Adjusted EBITDA	$5,228	$8,348

The table below reconciles forecasted EBITDA from combined Wawa and Atikokan projects to forecasted operating income for the upper and lower ends of the range of EBITDA at full operations for both facilities (stated in millions).

	Stabilized Operations In 2016
Operating Income	$8	$11
Plus: Depreciation and Amortization	9	9

EBITDA	$17	$20

The table below reconciles consolidated Adjusted EBITDA to net income (loss) for Rentech Nitrogen for the three months ended September 30, 2013 (stated in thousands).

	For the Three Months Ending September 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income (Loss)	$24,068	$(40,764)	$(5,559)	$(22,255)
Plus: Net Interest Expense	—	—	3,996	3,996
Plus: Loss on Goodwill Impairment	—	30,029	—	30,029
Less: Gain on Fair Value Adjustment to Earn-out Consideration	—	—	(309)	(309)
Plus: Income Tax Expense	(9)	242	—	233
Plus: Depreciation and Amortization	1,712	2,674	—	4,386

Adjusted EBITDA	$25,771	$(7,819)	$(1,872)	$16,080

The table below reconciles consolidated Adjusted EBITDA to net income (loss) for Rentech Nitrogen for the nine months ended September 30, 2013 (stated in thousands).

	For the Nine Months Ended September 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income (Loss)	$77,383	$(38,915)	$(16,993)	$21,475
Plus: Net Interest Expense	—	6	9,719	9,725
Plus: Loss on Goodwill Impairment	—	30,029	—	30,029
Plus: Loss on Debt Extinguishment	—	—	6,001	6,001
Less: Gain on Fair Value Adjustment to Earn-Out Consideration	—	—	(4,920)	(4,920)
Plus: Loss on Interest Rate Swaps	—	—	7	7
Plus: Income Tax Expense (Benefit)	360	380	(302)	438
Plus: Depreciation and Amortization	6,500	5,881	—	12,381

Adjusted EBITDA	$84,243	$(2,619)	$(6,488)	$75,136

The table below reconciles consolidated Adjusted EBITDA to net income for Rentech Nitrogen for the three and nine months ended September 30, 2012 (stated in thousands).

	For Three Months Ended September 30, 2012	For the Nine Months Ended September 30, 2012
Net Income	$28,848	$89,448
Add:
Net Interest Expense	25	138
Income Tax Expense	—	—
Depreciation and Amortization	3,679	9,456
Loss on Debt Extinguishment	—	—
Loss on Interest Rate Swaps	327	907
Gain on Fair Value Adjustment to Earn-out Consideration	—	—
Other	—	(232)

Adjusted EBITDA	$32,879	$99,717

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business consists of the provision of wood chipping services and the manufacture and sale of wood chips, through a wholly-owned subsidiary, Fulghum Fibres, Inc., and the development of wood pellet production facilities. Rentech’s nitrogen fertilizer business consists of the manufacture and sale of nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: projected revenues and EBITDA for Fulghum Fibres; our ability to complete the wood pellet mills on a timely basis, or at all; as well as projected EBITDA and capital costs for the pellet mills; the outlook for our wood processing, nitrogen fertilizer and energy businesses; growth opportunities for the wood fibre business and the possibility of a MLP IPO for that business; and projected cash available for distribution for Rentech Nitrogen. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com